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                                                                    EXHIBIT 99.2

November 6, 2000


Dear Fellow Investor:

Approximately six months ago, I described in a letter to shareholders our company's strengths and weaknesses and our plans to move forward. Today, I must report that even though we have made very good progress toward the repositioning of our company, we will not reach the financial goals we had earlier forecast for 2000. In response, we are taking major steps -- painful but necessary -- to further reduce operating costs and to accelerate the re-positioning of our company that is already well underway.

We now expect revenues of $46 million for the current year -- down $7 million from 1999. While we've made steady progress in our transition from the analog to digital world, legacy products still exert a negative drag on revenues and gross margins. The moves we are now announcing will accelerate that transition.

We have commenced a broad-based realignment of the EF Johnson product line, which is planned to take our product group offerings from 42 to 20. The timing of this will accommodate customer and distribution channel commitments and optimize ending inventory balances. At the same time, we will increase the outsourcing of our proprietary-product manufacturing requirements and curtail OEM manufacturing for other organizations wherever achievable margins are less than satisfactory. The objective: an improvement in EF Johnson gross margin rates and a sharper focus of our manufacturing and engineering resources on the higher-value products representing our most attractive growth opportunities.

As a result of these moves, EF Johnson will eliminate 69 positions (26% of its total employment), effective today, for an estimated annual cost savings of $3 million. An associated special charge of approximately $300,000 will be taken in the last quarter of 2000 to recognize severance costs. Excluding this special adjustment, we believe our net loss will be between $8 million and $10 million for fiscal 2000. Over coming months, we will apply the same stringent margin analysis to identify any additional product realignment and outsourcing opportunities at both EF Johnson and Transcrypt Secure Technologies. We would expect this to result in further workforce reductions and other associated restructuring charges.

In line with these cost reduction moves, we are redirecting our sales efforts to de-emphasize EF Johnson's low-end commercial markets, where achievable margins and growth are increasingly unattractive. Instead, we will further concentrate our efforts on federal government, county and local government, and high-end commercial markets, where more rewarding value-added profit and growth opportunities exist.

In the federal government market, we are now selling to three agencies, and our federal sales this year are up 370% compared to this time last year. As one of only four companies offering products compatible with APCO 25, the mandated standard for federal applications, we expect continued strong sales growth in 2001. Further, as the APCO 25 standard migrates to the state and local government users, we look forward to additional sales gains in that area.

Our new target for Transcrypt International is $45 million in 2001 revenues. We feel this is a target that realistically estimates the revenues achievable at a resized EF Johnson. It also serves as the "must do" base against which any additional cost reductions will be evaluated. At $45 million in revenues, we expect a substantial reduction in our operating loss, but it is unlikely that we will achieve profitability for the full year. However, by the fourth quarter of 2001, we should reach a run rate that returns us to profitability during that quarter and sets the stage for a strong 2002.

With respect to other pending business, we are continuing, together with our investment banking advisors, ING Barings, to evaluate and explore strategic options to maximize shareholder value. We anticipate the pending SEC investigation will be resolved shortly without the imposition of any financial penalties against the Company. We also anticipate the final distribution of shares called for by the settlement of the shareholder class action lawsuits to be completed in early 2001.

As we approach the new year, I'm confident that the steps announced today will move our company forward to the selected products and markets, to sustained growth and profitability, and to an increasing shareholder value.

Sincerely,

Michael E. Jalbert
Chairman & CEO


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Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relatinge to (1) our restructuring and realignment of our product lines, markets, and manufacturing arrangements; (2) our reduction in work force, (3) our expectations regarding sales, revenues and operating results in 2000 and 2001, and (4) our expectations regarding the resolution of the SEC investigation. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to the number of risk factors. These factors include, but are not limited to, the timing of the implementation and realization of the charges and savings of any restructuring initiatives, the level and mix of product sales, price and product competition, changes in technology, availability and sources of cash and funding, and other risks detailed in the Company's reports filed with the Securities & Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.



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